As filed with the Securities and Exchange Commission on December 2, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARCTIC CAT INC.

(Exact name of Registrant as specified in its charter)

Minnesota	41-1443470
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

505 Hwy 169 North, Suite 1000

Plymouth, Minnesota 55441

(763) 354-1800

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Inducement Non-Qualified Stock Option Agreement

Inducement Restricted Stock Unit Agreement

(Full title of the plan)

Timothy C. Delmore

Chief Financial Officer and Secretary

Arctic Cat Inc.

505 Highway 169 North, Suite 1000

Plymouth, Minnesota 55441

(763) 354-1800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John R. Houston, Esq.

Fredrikson & Byron, P.A.

200 South Sixth Street, Suite 4000

Minneapolis, Minnesota 55402

(612) 492-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common stock, par value $0.01 per share (“Common Stock”)	238,390 shares (1)	$32.63 (2)	$7,778,666 (2)	$903.88

(1)	Represents shares of Common Stock of Arctic Cat Inc. (the “Registrant”) reserved for issuance pursuant to a certain (i) Inducement Non-Qualified Stock Option Agreement and (ii) Inducement Restricted Stock Unit Agreement to be entered into between the Registrant and Christopher T. Metz as a material inducement for his employment with the Registrant. In addition, this Registration Statement, pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), also covers any additional shares of Common Stock that may become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) of the Securities Act. Such price is based upon the average of the high and low prices of the Registrant’s Common Stock as reported on the NASDAQ Global Select Market on December 1, 2014.

EXPLANATORY NOTE

This Registration Statement registers 238,390 shares of Common Stock that may be issued pursuant to a certain (i) Inducement Non-Qualified Stock Option Agreement and (ii) Inducement Restricted Stock Unit Agreement (the “Inducement Agreements”) to be entered into between the Registrant and Christopher T. Metz as a material inducement for his employment with the Registrant. The actual number of shares of Common Stock to be issued pursuant to the Inducement Awards will be based on the Registrant’s closing stock price on December 3, 2014. The Inducement Agreements were approved by the Registrant’s independent Compensation and Human Resources Committee and Board of Directors in reliance on the employment inducement exception to shareholder approval provided under NASDAQ Listing Rule 5635(c)(4).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are incorporated in this Registration Statement by reference (other than any portions of any such documents that are not deemed “filed” under the Exchange Act and applicable Commission rules, including any exhibits relating to such information):

•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014, filed with the Commission on May 30, 2014, including portions of the Registrant’s Proxy Statement for its 2014 Annual Meeting of Shareholders held August 7, 2014, filed with the Commission on June 20, 2014, to the extent specifically incorporated by reference into such Form 10-K;

•	all other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since March 31, 2014; and

•	the description of the Registrant’s capital stock contained in its Registration Statement on Form 8-A filed with the Commission on May 21, 1990, and any other amendment or report filed for the purpose of updating such description, as amended and restated in a Current Report on Form 8-K dated December 2, 2014.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (except as to specific sections of such documents as set forth therein and as to containing disclosure furnished under either Item 2.02 or Item 7.01 of the Registrant’s current reports on Form 8-K, including any exhibits relating to information furnished under either Item 2.02 or Item 7.01 of Form 8-K), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Officers and Directors.

Section 302A.521 of the Minnesota Business Corporation Act (the “MBCA”) provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of acts or omissions performed in his or her official capacity as an officer, director, employee or agent of the corporation against judgments, penalties, fines, including without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding, if, with respect to the acts or omissions of the person complained of in the proceeding, the person:

(a) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions;

(b) acted in good faith;

(c) received no improper personal benefit and Section 302A.255 of the MBCA (regarding conflicts of interest), if applicable, has been satisfied;

(d) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and

(e) in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

In addition, Section 302A.521, subd. 3, of the MBCA requires payment or reimbursement by the corporation, upon written request, of reasonable expenses (including attorneys’ fees) incurred by a person in advance of the final disposition of a proceeding, (a) upon receipt by the corporation of a written affirmation by the person of a good faith belief that the requirements for indemnification set forth above have been met as well as a written undertaking by the person to repay all amounts so paid or reimbursed by the corporation, if it is ultimately determined that the criteria for indemnification have not been satisfied, and (b) after a determination that the facts then known to those making the determination would not preclude indemnification under this section.

A decision as to required indemnification is made by a disinterested majority of the Registrant’s Board of Directors present at a meeting at which a disinterested quorum is present, or by a designated committee of the Registrant’s Board of Directors consisting of disinterested directors, by special legal counsel, by the shareholders, or by a court. A director is disinterested if he or she is not a party to the proceeding for which indemnification or expense advancement is at issue. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

As permitted by Section 302A.251 of the MBCA, Article XII of the Registrant’s Amended and Restated Articles of Incorporation provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of a fiduciary duty as a director, except for liability (1) for breach of the director’s duty of loyalty to the Registrant or its shareholders; (2) for acts or omissions not in good faith that involve intentional misconduct or a knowing violation of law; (3) for paying a dividend or approving a stock repurchase in violation of Section 302A.559 of the MBCA or for violating the securities registration or anti-fraud provisions of Section 80A.23 of the MBCA; (4) for any transaction from which the director derived any improper personal benefit; or (5) for any action or omission occurring prior to the date when the provision became effective. Article X of the Registrant’s Amended and Restated Bylaws provide that the Registrant shall indemnify officers and directors to the extent permitted by the MBCA as it may be amended from time to time. The Registrant also maintains a director and officer liability insurance policy to cover the Registrant and the Registrant’s directors and officers against damages, judgments, settlements and costs incurred by reason of certain acts of such persons in their capacities as directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

5.1*	Opinion of Fredrikson & Byron, P.A. as to the legality of the securities being registered.

10.1*	Form of Inducement Non-Qualified Stock Option Agreement between the Registrant and Christopher T. Metz.

10.2*	Form of Inducement Restricted Stock Unit Agreement between the Registrant and Christopher T. Metz.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Fredrikson & Byron, P.A. (contained in its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included in signature page to this Registration Statement).

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plymouth, State of Minnesota, on December 2, 2014.

ARCTIC CAT INC.

By	/s/ Timothy C. Delmore
Timothy C. Delmore,
Chief Financial Officer and Secretary

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Christopher A. Twomey, Timothy C. Delmore and Michael D. Okerlund, and each of them, his or her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign the Form S-8 Registration Statement of Arctic Cat Inc. relating to the Inducement Agreements, any or all amendments or post-effective amendments to the Form S-8 Registration Statement, and any or all future Form S-8 Registration Statements filed for the purpose of registering additional shares resulting from share increases under such Inducement Agreements, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on December 2, 2014.

Signature	Title

/s/ CHRISTOPHER A. TWOMEY	Chief Executive Officer and Chairman of the Board
Christopher A. Twomey	(Principal Executive Officer)

/s/ TIMOTHY C. DELMORE	Chief Financial Officer and Secretary
Timothy C. Delmore	(Principal Financial and Accounting Officer)

/s/ TONY J. CHRISTIANSON	Director
Tony J. Christianson

/s/ D. CHRISTIAN KOCH	Director
D. Christian Koch

/s/ SUSAN E. LESTER	Director
Susan E. Lester

/s/ JOSEPH F. PUISHYS	Director
Joseph F. Puishys

Director
Kenneth J. Roering

ARCTIC CAT INC.

EXHIBIT INDEX

Exhibit No.	Description

5.1*	Opinion of Fredrikson & Byron, P.A. as to the legality of the securities being registered.

10.1*	Form of Inducement Non-Qualified Stock Option Agreement between the Registrant and Christopher T. Metz.

10.2*	Form of Inducement Restricted Stock Unit Agreement between the Registrant and Christopher T. Metz.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Fredrikson & Byron, P.A. (contained in its opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included in signature page to this Registration Statement).

*	Filed herewith.